PROSPECTUS Dated November 10, 2004                 Pricing Supplement No. 103 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 11, 2004                                  Dated November 10, 2005
                                                                  Rule 424(b)(3)

                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES G
                  Euro Fixed Rate Senior Bearer Notes Due 2015

                                   ----------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series G Euro Fixed Rate Senior Bearer Notes Due 2015, which we refer to as the "notes," prior to the maturity date thereof other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     Application will be made for the notes described herein to be admitted to the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) and to trading on the gilt-edged and fixed-interest market of the London Stock Exchange plc. No assurance can be given that such applications will be granted. Morgan Stanley accepts responsibility for the information contained in this pricing supplement, which, when read together with the Offering Circular dated November 11, 2004 describing the U.S. $25,452,274,000 Program for the Issuance of Global Medium-Term Notes, Series G of Morgan Stanley, contains all information that is material in the context of the issuance of the notes.

     This document constitutes the pricing supplement relating to the issuance of notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular referred to above. This pricing supplement is supplemental to and must be read in conjunction with such Offering Circular.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of the notes in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:                  Euro 1,250,000,000

Maturity Date:                     November 17, 2015

Settlement Date
(Original Issue Date):             November 17, 2005

Interest Accrual Date:             November 17, 2005

Issue Price:                       99.289%

Specified Currency:                Euro

Redemption Percentage
at Maturity:                       100%

Interest Rate:                     4.00% per annum (calculated on an
                                   actual/actual day count basis)

Interest Payment Dates:            Each November 17, commencing November 17,
                                   2006

Interest Payment Period:           Annual

Denominations:                     Euro 50,000, and increments of Euro 1,000
                                   thereafter

Business Days:                     London, TARGET and New York

Calculation Agent:                 JPMorgan Chase Bank, N.A. (London Branch)

Agent:                             Morgan Stanley & Co. International Limited

Common Code:                       023562014

ISIN:                              XS0235620142

Other Provisions:                  None



      Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY

SANTANDER CENTRAL HISPANO                                            DANSKE BANK
HSBC                                                     KBC INTERNATIONAL GROUP
MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC                  RBC CAPITAL MARKETS
TD SECURITIES                                                          WESTLB AG

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.       CALYON CORPORATE AND INVESTMENT BANK
COMMERZBANK CORPORATES & MARKETS                          RABOBANK INTERNATIONAL
DEUTSCHE BANK                                                         DZ BANK AG
IXIS CORPORATE & INVESTMENT BANK

Supplemental Information Concerning Plan of Distribution:

     On November 10, 2005, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 98.839%, which we refer to as the "purchase price" for the notes. The purchase price equals the stated issue price of 99.289% less a combined management and underwriting commission of .45% of the principal amount of the notes.


                                                      Principal
Name                                              Amount of Notes
----                                              ---------------
Morgan Stanley & Co. International Limited      Euro 1,106,250,000
Banco Santander Central Hispano, S.A.                   12,500,000
Danske Bank A/S                                         12,500,000
HSBC Bank plc                                           12,500,000
KBC Bank NV                                             12,500,000
Mitsubishi UFJ Securities International plc             12,500,000
Royal Bank of Canada Europe Limited                     12,500,000
The Toronto-Dominion Bank                               12,500,000
WestLB AG                                               12,500,000
Banco Bilbao Vizcaya Argentaria,S.A.                     6,250,000
CALYON                                                   6,250,000
Commerzbank Aktiengesellschaft                           6,250,000
Cooperatieve Centrale Raiffeisen-
  Boerenleenbank B.A. (trading as
  Rabobank International)                                6,250,000
Deutsche Bank AG, London Branch                          6,250,000
DZ BANK AG Deutsche Zentral-
  Genossenschaftsbank, Frankfurt am Main                 6,250,000
IXIS Corporate & Investment Bank                         6,250,000
                                                ------------------
    Total                                       Euro 1,250,000,000
                                                ==================

European Union Transparency Obligations Directive

     The proposed European Union Transparency Obligations Directive (the "Directive") may be implemented in a manner which could be burdensome for companies such as us. In particular, we may be required to prepare financial statements in accordance with accounting standards other than U.S. GAAP. We are under no obligation to maintain the listing of the notes, and prospective purchasers of notes should be aware that, in circumstances where a listing of the notes by the UK Listing Authority would require preparation of financial statements in accordance with standards other than U.S. GAAP, or in any other circumstances where the Directive is implemented in a manner that, in our opinion, is burdensome, the notes may be de-listed. In such a case of de-listing, we may, but are not obliged to, seek an alternative listing for the notes on a stock exchange outside the European Union. However, if such an alternative listing is not available or is, in our opinion, burdensome, an alternative listing for the notes may not be considered. Although no assurance is made as to the liquidity of the notes as a result of listing by the UK Listing Authority, de-listing the notes may have a material effect on a noteholder's ability to resell the notes in the secondary market.


                                      PS-2